INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Equity Trust:

We consent to the incorporation by reference in this Registration Statement of Mosaic Equity Trust on Form N-14 of our report dated February 8, 2002, appearing in the Annual Reports to Shareholders of Mosaic Equity Trust for the year ended December 31, 2001.

Deloitte & Touche LLP

Chicago, Illinois

June 28, 2002